The Board of Trustees of
Commerce Funds

In planning and performing our audit of the financial statements of Commerce Funds (including Short-Term Government Fund, Bond Fund, Balanced, Fund, Growth and Income Fund, Growth Fund, MidCap Fund (formerly Aggressive Growth Fund), International Equity Fund, National Tax-Free Bond Fund and Missouri Tax-Free Bond Fund) for the year or period ended October 31, 1997, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Commerce Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against authorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level of risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above.


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This report is intended solely for the information and use of management, the Board of Trustees of Commerce funds, and the Securities and Exchange Commission.

KPMG Peat Marwick LLP

Kansas City, Missouri

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December 6, 1997